Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2016 RESULTS AND PROVIDES OPERATIONAL UPDATE AND 2017 GUIDANCE

DALLAS, Texas, February 22, 2017 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), today reported financial and operating results for the three months and year ended December 31, 2016. The release is divided into two parts—first, a “Highlights” section that summarizes key production and financial results for the fourth quarter and year ended December 31, 2016, proved reserves at December 31, 2016, significant well results in the fourth quarter of 2016 and early first quarter of 2017 and Matador’s 2017 guidance estimates and second, a section providing additional details related to the Company’s fourth quarter and full year 2016 results.

Part I

Fourth Quarter 2016 Highlights:

•
Net income (GAAP basis) of $104.2 million, or $1.09 per diluted common share, as compared to net income of $11.9 million, or $0.13 per diluted common share, in the third quarter of 2016 and a net loss of $230.4 million or $2.72 per diluted common share in the fourth quarter of 2015. During the fourth quarter of 2016, the Company recognized the remaining gain of $104.1 million from the October 2015 sale of its natural gas processing plant in Loving County, Texas.

•
Adjusted net income, a non-GAAP financial measure, of $7.2 million, or $0.08 per diluted common share, as compared to adjusted net income of $5.4 million, or $0.06 per diluted common share, in the third quarter of 2016 and adjusted net income of $2.4 million, or $0.03 per diluted common share, in the fourth quarter of 2015.

•
Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA”), a non-GAAP financial measure, of $54.5 million, an increase of 15% sequentially, as compared to $47.3 million in the third quarter of 2016, and an increase of 13% year-over-year, as compared to $48.3 million in the fourth quarter of 2015.

•
Record average daily total production of approximately 30,000 barrels of oil equivalent (“BOE”) per day, an increase of 2% sequentially, as compared to approximately 29,400 BOE per day in the third quarter of 2016, and an increase of 27% year-over-year, as compared to approximately 23,600 BOE per day in the fourth quarter of 2015.

•
Record average daily oil production of approximately 15,700 barrels of oil per day, an increase of 5% sequentially, as compared to approximately 15,000 barrels of oil per day in the third quarter of 2016, and an increase of 36% year-over-year, as compared to approximately 11,500 barrels of oil per day in the fourth quarter of 2015.

•
Natural gas production of approximately 85.5 million cubic feet per day, a decrease of 1% sequentially, as compared to approximately 86.5 million cubic feet per day in the third quarter of 2016, and an increase of 19% year-over-year, as compared to approximately 72.1 million cubic feet per day in the fourth quarter of 2015.

•
Delaware Basin total oil equivalent production of approximately 20,700 BOE per day, an increase of 12% sequentially, as compared to approximately 18,500 BOE per day in the third quarter of 2016, and an increase of 138% (2.4-fold) year-over-year, as compared to approximately 8,700 BOE per day in the fourth quarter of 2015. In the fourth quarter of 2016, the Delaware Basin accounted for 69% of Matador’s total oil equivalent production.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
Net Production Volumes:(1)
Oil (MBbl)(2)	1,446	1,376	1,062
Natural gas (Bcf)(3)	7.9	8.0	6.6
Total oil equivalent (MBOE)(4)	2,757	2,703	2,167
Average Daily Production Volumes:(1)
Oil (Bbl/d)	15,720	14,960	11,547
Natural gas (MMcf/d)(5)	85.5	86.5	72.1
Total oil equivalent (BOE/d)(6)	29,965	29,381	23,556
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$47.34	$42.57	$38.55
Oil, with realized derivatives (per Bbl)	$46.65	$43.18	$57.61
Natural gas, without realized derivatives (per Mcf)	$3.35	$3.08	$2.30
Natural gas, with realized derivatives (per Mcf)	$3.34	$3.08	$3.01
Revenues (millions):
Oil and natural gas revenues	$94.8	$83.1	$56.2
Third-party midstream services revenues	$2.3	$1.6	$0.5	(12)
Realized (loss) gain on derivatives	$(1.1)	$0.9	$24.9
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.43	$4.58	$4.12
Lease operating	$5.41	$5.40	$6.72	(13)
Plant and other midstream services operating	$0.67	$0.54	$0.33
Depletion, depreciation and amortization	$11.56	$11.10	$16.32
General and administrative(7)	$5.65	$4.86	$5.34
Total(8)	$27.72	$26.48	$32.83
Net income (loss) (millions)(9)	$104.2	$11.9	$(230.4)
Adjusted EBITDA (millions)(10)	$54.5	$47.3	$48.3
Earnings (loss) per share (diluted)	$1.09	$0.13	$(2.72)
Adjusted earnings per share (diluted)(11)	$0.08	$0.06	$0.03

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $1.23, $1.33 and $1.18 per BOE of non-cash, stock-based compensation expenses in the fourth quarter of 2016, the third quarter of 2016 and the fourth quarter of 2015, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.

(10) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Reclassified from other income due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(13) $0.33 per BOE reclassified to plant and other midstream services operating expenses due to the midstream segment becoming a reportable segment in the third quarter of 2016.

Full Year 2016 Highlights - Year Ended December 31, 2016:

•	A net loss (GAAP basis) of $97.4 million, or $1.07 per diluted common share, as compared to a net loss of $679.8 million, or $8.34 per diluted common share, for the year ended December 31, 2015.

•
Adjusted net loss, a non-GAAP financial measure, of $2.8 million, or $0.03 per diluted common share, as compared to adjusted net income of $9.8 million, or $0.12 per diluted common share, for the year ended December 31, 2015.

•
Adjusted EBITDA, a non-GAAP financial measure, of $157.9 million, a 29% year-over year decrease from $223.2 million for the year ended December 31, 2015. This decrease in Adjusted EBITDA was primarily attributable to a decline in realized hedging gains from $77.1 million in 2015 to $9.3 million in 2016.

•
Record oil production of 5.1 million barrels in 2016, a 13% year-over-year increase from 4.5 million barrels produced in 2015, and an increase of 54% from 3.3 million barrels produced in 2014, despite a reduction in the Company’s operated rig count from as many as five rigs at times in 2015 to three rigs for almost all of 2016.

•
Record natural gas production of 30.5 billion cubic feet in 2016, a 10% year-over-year increase from 27.7 billion cubic feet produced in 2015, and approximately double the 15.3 billion cubic feet produced in 2014.

•	Record total production of 10.2 million BOE, a 12% year-over-year increase from 9.1 million BOE produced in 2015, and an increase of 73% from 5.9 million BOE produced in 2014.

•
Delaware Basin total oil equivalent production of 5.8 million BOE (or 57% of Matador’s total oil equivalent production), an increase of 145% (2.5-fold) from 2.4 million BOE (or 26% of Matador’s total oil equivalent production) produced in 2015, and an increase of almost 9-fold from 0.7 million BOE (or 11% of Matador’s total oil equivalent production) produced in 2014.

Year-over-year twelve-month-period comparisons of selected financial and operating items are shown in the following table:

	Year Ended
	December 31,	December 31,		December 31,
	2016	2015		2014
Net Production Volumes:(1)
Oil (MBbl)(2)	5,096	4,492		3,320
Natural gas (Bcf)(3)	30.5	27.7		15.3
Total oil equivalent (MBOE)(4)	10,180	9,109		5,870
Average Daily Production Volumes:(1)
Oil (Bbl/d)	13,924	12,306		9,095
Natural gas (MMcf/d)(5)	83.3	75.9		41.9
Total oil equivalent (BOE/d)(6)	27,813	24,955		16,082
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$41.19	$45.27		$87.37
Oil, with realized derivatives (per Bbl)	$42.34	$59.13		$88.94
Natural gas, without realized derivatives (per Mcf)	$2.66	$2.71		$5.08
Natural gas, with realized derivatives (per Mcf)	$2.78	$3.24		$5.06
Revenues (millions):
Oil and natural gas revenues	$291.2	$278.3		$367.7
Third-party midstream services revenues	$5.2	$1.9	(12)	$1.2	(12)
Realized gain on derivatives	$9.3	$77.1		$5.0
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.23	$3.91	(13)	$5.65
Lease operating	$5.52	$6.01	(14)	$8.51	(14)
Plant and other midstream services operating	$0.53	$0.38		$0.24
Depletion, depreciation and amortization	$11.99	$19.63		$22.95
General and administrative(7)	$5.41	$5.50		$5.48
Total(8)	$27.68	$35.43		$42.83
Net (loss) income (millions)(9)	$(97.4)	$(679.8)		$110.8
Adjusted EBITDA (millions)(10)	$157.9	$223.2		$262.9
Earnings (loss) per share (diluted)	$(1.07)	$(8.34)		$1.56
Adjusted (loss) earnings per share (diluted)(11)	$(0.03)	$0.12		$1.07

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(7) Includes approximately $1.23, $1.04 and $0.94 per BOE of non-cash, stock-based compensation for the years ended December 31, 2016, 2015 and 2014, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Reclassified from other income due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(13) $0.01 per BOE reclassified to third-party midstream services revenues due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(14) $0.38 and $0.24 per BOE reclassified to plant and other midstream services operating expenses for the years ended December 31, 2015 and 2014, respectively, due to the midstream segment becoming a reportable segment in the third quarter of 2016.

Additional Highlights:

•
Total proved oil and natural gas reserves of 105.8 million BOE (consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas) at December 31, 2016, a 24% year-over-year BOE increase from 85.1 million BOE (consisting of 45.6 million barrels of oil and 236.9 billion cubic feet of natural gas) at December 31, 2015, and a 25% year-over-year increase in Matador’s proved oil reserves at December 31, 2016, as compared to proved oil reserves of 45.6 million barrels at December 31, 2015.

•
On February 17, 2017, Matador announced the formation of San Mateo Midstream, LLC (“San Mateo” or the “Joint Venture”), a strategic joint venture with a subsidiary of Five Point Capital Partners LLC (“Five Point”) to operate and expand Matador’s midstream assets in the Delaware Basin in Eddy County, New Mexico and Loving County, Texas (the “Midstream Assets”). Matador received $171.5 million in connection with the formation of the Joint Venture and may earn up to an additional $73.5 million in performance incentives over the next five years. Matador continues to operate the Midstream Assets and retains operational control of the Joint Venture. Matador and Five Point own 51% and 49% of the Joint Venture, respectively.

Significant well results referenced in this earnings release include the following:

•
As released on February 2, 2017, the Mallon 27 Federal Com #1H, #2H and #3H wells, three Third Bone Spring completions in the northern Ranger asset area in Lea County, New Mexico, each flowed between 2,400 and 2,800 BOE per day (91% oil) during 24-hour initial potential tests. These were among the best wells drilled by Matador to date in the Delaware Basin and confirm the potential of its northern Delaware Basin acreage position.

•
The Airstrip State Com 31-18S-35E RN #201H well, Matador’s first Wolfcamp A-Lower completion in the northern Ranger asset area in Lea County, New Mexico, tested 926 BOE per day (97% oil) during a 24-hour initial potential test. Matador is very pleased with the early results from this initial Wolfcamp A-Lower test in the northern portion of its acreage, which, to Matador’s knowledge, is the northernmost horizontal test of the Wolfcamp A-Lower interval in the Delaware Basin.

•
The Tom Walters 12-23S-27E RB #203H well, a Wolfcamp A-XY completion in the Rustler Breaks asset area in Eddy County, New Mexico, flowed 1,554 BOE per day (74% oil) during a 24-hour initial potential test. This well is located in the far northwestern portion of that acreage position and confirms the prospectivity of the Wolfcamp A-XY across the Rustler Breaks asset area.

•
The Totum E 18-TTT-C24 NL #211H well, a Wolfcamp A-Lower completion in the Jackson Trust asset area in Loving County, Texas, flowed 2,247 BOE per day (72% oil) during a 24-hour initial potential test. This well marks the best result achieved by Matador to date in the Wolfcamp A-Lower in either its Wolf or Jackson Trust asset areas.

2017 Guidance Estimates:

•
Matador today announced its full year 2017 guidance estimates. These guidance estimates assume four drilling rigs operating in the Delaware Basin in the first quarter of 2017, with a fifth drilling rig added in the Delaware Basin in the second quarter of 2017. In 2017, Matador expects to continue to focus its capital expenditures on the Delaware Basin. Matador has allocated substantially all of its estimated 2017 capital expenditures to the Delaware Basin, with the exception of amounts allocated to limited operations in the Eagle Ford and Haynesville shales to maintain and extend leases and to participate in those non-operated well opportunities where, in both cases, economic returns are expected to be comparable to Matador’s Delaware Basin wells.

Full year 2017 guidance estimates are as follows:

(1) Oil production of 6.7 to 7.0 million barrels, an increase of 34% at the midpoint of 2017 guidance, as compared to 5.1 million barrels produced in 2016;

(2) Natural gas production of 33.0 to 35.0 billion cubic feet, an increase of 11% at the midpoint of 2017 guidance, as compared to 30.5 billion cubic feet produced in 2016;

(3) Total oil equivalent production of 12.2 to 12.8 million BOE, an increase of 23% at the midpoint of 2017 guidance, as compared to 10.2 million BOE produced in 2016;

(4) Drilling and completions capital expenditures (including equipping wells for production) of $370 to $390 million, including estimated capital expenditures associated with non-operated well opportunities;

(5) Midstream capital expenditures of $56 to $64 million, which represents Matador’s 51% share of an estimated 2017 capital expenditure budget of $110 to $125 million for San Mateo;

(6) Adjusted EBITDA, a non-GAAP financial measure, of $245 to $265 million, an increase of 61% at the midpoint of 2017 guidance, as compared to Adjusted EBITDA of $157.9 million in 2016. Adjusted EBITDA guidance is based on estimated average realized prices of $51.72 per barrel for oil (West Texas Intermediate average oil price of $54.22 per barrel for oil, less $2.50 per barrel of estimated price differentials, using the forward strip for oil prices as of late February 2017) and $3.11 per thousand cubic feet for natural gas (NYMEX Henry Hub average natural gas price using the forward strip for natural gas prices as of late February 2017 and assuming regional price differentials and uplifts from natural gas processing roughly offset). These 2017 estimates reflect Matador’s reduced ownership in the Midstream Assets from 100% to 51% upon the formation of San Mateo and a corresponding projected reduction of about $15 to $20 million in Adjusted EBITDA. In addition, at these oil and natural gas prices, Matador estimates a realized loss on derivatives of about $11 million in 2017.

As a result of the completion of the Mallon wells in late December 2016, as well as several additional wells that have been placed on production in early January 2017, Matador’s year-to-date oil production has increased by just over 10% sequentially, while its natural gas production has remained relatively flat, as compared to the fourth quarter of 2016. From January 1 through mid-February 2017, Matador has averaged oil production of approximately 17,500 barrels per day and natural gas production of approximately 85 million cubic feet per day, or a total oil equivalent production of approximately 31,500 BOE per day. At February 22, 2017, Matador estimates that its first quarter 2017 average oil equivalent production will be about 32,000 BOE per day (55% oil).

In 2017, Matador projects more multi-well pad drilling on its Delaware Basin assets than in previous years, which may cause the cadence of its production growth to be somewhat uneven from quarter to quarter. For the year as a whole, Matador estimates its oil production will increase by approximately 30% and its natural gas production will increase by approximately 12%, respectively, from the fourth quarter of 2016 to the fourth quarter of 2017, at the midpoint of 2017 guidance. The Company will provide additional details on its estimated 2017 production growth and capital spending plans during its upcoming Analyst Day on Thursday, March 23, 2017 in Dallas, Texas.

A short slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2016 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Management Comments
Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The entire Matador staff and board are to be commended for overcoming the challenging commodity price environment we faced in 2016. Our oil, natural gas and total oil equivalent production in 2016 were all record annual results for the Company and at the high end of our 2016 production guidance, despite raising our estimates for natural gas and total oil equivalent production on two occasions during 2016. Our proved oil and natural gas reserves increased 24% year-over-year and were also at an all-time high.
“We focused our efforts almost entirely on our Delaware Basin assets in 2016. Matador’s Delaware Basin oil equivalent production grew by 2.5-fold in 2016, as compared to 2015, topping 20,000 BOE per day for the first time in the fourth quarter of 2016. At December 31, 2016, our Delaware Basin proved reserves comprised 75% of our total proved oil and natural gas reserves, as compared to 56% at December 31, 2015. Well results throughout our Delaware Basin acreage position have continued to meet or exceed our expectations.
“This year is already off to a fast start. We began 2017 operating four drilling rigs in our various Delaware Basin asset areas and have recently announced plans to add a fifth drilling rig to our Delaware Basin program early in the second quarter. Last Friday, February 17, we were excited to announce the formation of a strategic joint venture, San Mateo Midstream, LLC, for our Delaware Basin midstream assets. Matador owns 51% of the joint venture and will operate these midstream assets, and we are pleased to have Five Point Capital Partners LLC, a high quality and experienced midstream equity partner, to help us build this business. San Mateo will provide firm capacity service to Matador at market rates while also providing similar services to third-party customers in and around our Rustler Breaks and Wolf asset areas.
“Matador began 2017 with over $200 million in cash on hand and no outstanding borrowings under our credit facility as a result of our successful equity and bond offerings last December. The additional $172 million of cash received as initial consideration from the San Mateo transaction puts Matador in a very strong and well-funded financial and capital position to execute our drilling and midstream programs throughout 2017. We will, of course, continue to strategically add to and improve our acreage position in the Delaware Basin, which is now over 100,000 net acres.
“Please know that we look forward to sharing more details on our recent results and plans going forward with shareholders and industry analysts at our upcoming Analyst Day to be held here in Dallas on March 23. We hope you will join us.”

Part II
Operating and Financial Results - Fourth Quarter and Year Ended December 31, 2016
Production and Revenues
Fourth Quarter 2016
Average daily oil equivalent production increased 2% sequentially from 29,381 BOE per day (51% oil) in the third quarter of 2016 to 29,965 BOE per day (52% oil) in the fourth quarter of 2016, and increased 27% year-over-year from 23,556 BOE per day (49% oil) in the fourth quarter of 2015. Matador’s fourth quarter 2016 total oil equivalent production of approximately 2.8 million BOE was the best quarterly result in the Company’s history.

Average daily oil production increased 5% sequentially from 14,960 barrels per day in the third quarter of 2016 to 15,720 barrels per day in the fourth quarter of 2016, and increased 36% year-over-year from 11,547 barrels per day in the fourth quarter of 2015. Matador’s fourth quarter 2016 oil production of approximately 1.45 million barrels was the best quarterly result in the Company’s history.

Average daily natural gas production decreased by 1% sequentially from 86.5 million cubic feet per day in the third quarter of 2016 to 85.5 million cubic feet per day in the fourth quarter of 2016, and increased 19% year-over-year from 72.1 million cubic feet per day in the fourth quarter of 2015.

Matador’s Delaware Basin average oil equivalent production was 20,670 BOE per day (69% of total oil equivalent production) in the fourth quarter of 2016, consisting of 12,828 barrels of oil per day (82% of total oil production) and 47.0 million cubic feet of natural gas per day (55% of total natural gas production). Matador’s Delaware Basin oil equivalent production increased 12% sequentially, as compared to 18,498 BOE per day in the third quarter of 2016, and increased 137% (2.4-fold) year-over-year, as compared to 8,720 BOE per day in the fourth quarter of 2015.

Oil and natural gas revenues increased 14% sequentially from $83.1 million in the third quarter of 2016 to $94.8 million in the fourth quarter of 2016, and increased 69% year-over-year from $56.2 million in the fourth quarter of 2015. Oil revenues increased 17% sequentially from $58.6 million in the third quarter of 2016 to $68.5 million in the fourth quarter of 2016, and increased 67% year-over-year from $40.9 million in the fourth quarter of 2015. Natural gas revenues increased 8% sequentially from $24.5 million in the third quarter of 2016 to $26.3 million in the fourth quarter of 2016, and increased 72% year-over year from $15.3 million in the fourth quarter of 2015. Weighted average realized oil prices increased 11% sequentially from $42.57 per barrel realized in the third quarter of 2016 to $47.34 per barrel realized in the fourth quarter of 2016, and increased 23% year-over-year from $38.55 per barrel realized in the fourth quarter of 2015. Weighted average realized natural gas prices increased 9% sequentially from $3.08 per thousand cubic feet in the third quarter of 2016 to $3.35 per thousand cubic feet in the fourth quarter of 2016, and increased 46% year-over-year from $2.30 per thousand cubic feet realized in the fourth quarter of 2015.

Total realized revenues, including realized hedging gains and losses and third-party midstream services revenues, increased 12% sequentially from $85.5 million in the third quarter of 2016 to $95.9 million in the fourth quarter of 2016, and increased 18% year-over-year from $81.6 million in the fourth quarter of 2015. Third-party midstream services revenues increased 44% sequentially from $1.6 million in the third quarter of 2016 to $2.3 million in the fourth quarter of 2016, and increased almost five-fold year-over-year from $0.5 million in the fourth quarter of 2015. Realized hedging losses were $1.1 million in the fourth quarter of 2016, as compared to realized hedging gains of $0.9 million in the third quarter of 2016 and $24.9 million in the fourth quarter of 2015.

Year Ended December 31, 2016
Average daily oil equivalent production increased 11% from 24,955 BOE per day (49% oil) for the year ended December 31, 2015 to 27,813 BOE per day (50% oil) for the year ended December 31, 2016. Matador achieved these increased production results despite reducing its operated rig count from five rigs at certain times in 2015 to three rigs for almost all of 2016, as well as a 29% decrease in capital expenditures to drill, complete and equip its wells during 2016, as compared to 2015. Matador’s 2016 total oil equivalent production of approximately 10.2 million BOE was the best annual result in the Company’s history and was at the high end of the Company’s 2016 oil equivalent production guidance, which was raised on two occasions during 2016.

Average daily oil production increased 13% from 12,306 barrels per day for the year ended December 31, 2015 to 13,924 barrels per day for the year ended December 31, 2016. Matador’s 2016 total oil production of approximately 5.1 million barrels was the best annual result in the Company’s history and was at the high end of the Company’s 2016 oil production guidance.

Average daily natural gas production increased 10% from 75.9 million cubic feet per day for the year ended December 31, 2015 to 83.3 million cubic feet per day for the year ended December 31, 2016. Matador’s 2016 total natural gas production of approximately 30.5 billion cubic feet was the best annual result in the Company’s history and was at the high end of the Company’s 2016 natural gas production guidance, which was raised on two occasions during 2016.

Matador’s Delaware Basin average oil equivalent production was 15,941 BOE per day (57% of total oil equivalent production) for the year ended December 31, 2016, consisting of 10,395 barrels of oil per day (75% of total oil production) and 33.3 million cubic feet of natural gas per day (40% of total natural gas production). Matador’s Delaware Basin average oil equivalent production increased approximately 145% (2.5-fold), as compared to 6,518 BOE per day (26% of total oil equivalent production) for the year ended December 31, 2015, consisting of 4,648 barrels of oil per day (38% of total oil production) and 11.2 million cubic feet of natural gas per day (15% of total natural gas production).

Oil and natural gas revenues increased 5% from $278.3 million for the year ended December 31, 2015 to $291.2 million for the year ended December 31, 2016. Oil revenues increased 3% from $203.4 million for the year ended December 31, 2015 to $209.9 million for the year ended December 31, 2016. Natural gas revenues increased 8% from $75.0 million for the year ended December 31, 2015 to $81.2 million for the year ended December 31, 2016.
The 3% increase in oil revenues in 2016 was primarily attributable to the 13% increase in oil production during 2016, as compared to 2015, which partially mitigated a lower weighted average oil price of $41.19 per barrel realized in 2016, as compared to $45.27 per barrel realized in 2015. The 8% increase in natural gas revenues in 2016 was attributable to the 10% increase in natural gas production in 2016, as compared to 2015, which offset a slightly lower weighted average natural gas price of $2.66 per thousand cubic feet realized in 2016, as compared to $2.71 per thousand cubic feet realized in 2015.

Total realized revenues, including hedging gains and third-party midstream services revenues, decreased 14% from $357.3 million for the year ended December 31, 2015 to $305.7 million for the year ended December 31, 2016. Third-party midstream services revenues increased almost three-fold from $1.9 million for the year ended December 31, 2015 to $5.2 million for the year ended December 31, 2016. Realized hedging gains of $77.1 million for the year ended December 31, 2015 were significantly larger than the realized hedging gains of $9.3 million for the year ended December 31, 2016. This significant decrease in realized hedging gains in 2016 resulted in the decrease in total realized revenues in 2016, as compared to 2015.

Net Income (Loss) and Earnings (Loss) Per Share

For the fourth quarter of 2016, Matador reported net income of approximately $104.2 million and earnings of $1.09 per diluted common share on a GAAP basis, as compared to net income of approximately $11.9 million, or $0.13 per diluted common share, in the third quarter of 2016, and as compared to a net loss of approximately $230.4 million and a loss of $2.72 per diluted common share in the fourth quarter of 2015. During the fourth quarter of 2016, the Company recognized the remaining gain of $104.1 million from the October 2015 sale of its natural gas processing plant in Loving County, Texas. Portions of the fourth quarter 2016 net income (GAAP basis) were attributable to non-cash items, and excluding those items from the net income, as well as excluding the remaining gain on the processing plant sale, resulted in adjusted net income, a non-GAAP financial measure, of approximately $7.2 million, or $0.08 per diluted common share.

Matador’s net income for the fourth quarter of 2016 was favorably impacted by (1) higher oil production, (2) higher realized oil and natural gas prices, as compared to the third quarter of 2016, (3) a non-cash gain on 2015 asset sales of $104.1 million recognized in the fourth quarter of 2016, (4) third-party midstream services revenue of $2.3 million and (5) no full-cost ceiling impairment in the fourth quarter of 2016. Matador’s net income for the fourth quarter of 2016 was unfavorably impacted by (1) a realized loss on derivatives of $1.1 million and (2) a non-cash, unrealized loss on derivatives of $11.0 million.

For the year ended December 31, 2016, Matador reported a net loss of approximately $97.4 million and a loss of $1.07 per diluted common share on a GAAP basis, as compared to a net loss of approximately $679.8 million and a loss of $8.34 per diluted common share for the year ended December 31, 2015. Portions of the full year 2016 net loss (GAAP basis) were attributable to non-cash items, and excluding those items from the net loss, as well as excluding the remaining gain on the processing plant sale, resulted in an adjusted net loss of approximately $2.8 million or $0.03 per diluted common share.

Matador’s net loss for the year ended December 31, 2016 was favorably impacted by (1) higher oil and natural gas production, as compared to the year ended December 31, 2015, (2) a realized gain on derivatives of $9.3 million, (3) a non-cash gain on 2015 asset sales of $107.3 million recognized in 2016 and (4) improvements in total operating expenses. Matador’s net loss for the year ended December 31, 2016 was unfavorably impacted by (1) lower realized oil and natural gas prices, as compared to the year ended December 31, 2015, (2) a non-cash, unrealized loss on derivatives of $41.2 million and (3) a non-cash, full-cost ceiling impairment of $158.6 million, exclusive of tax effect, realized in the first and second quarters of 2016.

For a reconciliation of adjusted net income (non-GAAP) and adjusted earnings (loss) per diluted common share (non-GAAP) to net income (GAAP) and earnings (loss) per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 15% sequentially from $47.3 million in the third quarter of 2016 to $54.5 million in the fourth quarter of 2016, and increased 13% year-over-year from $48.3 million in the fourth quarter of 2015. The sequential increase in Adjusted EBITDA was primarily attributable to the increase in oil production and the increase in oil and natural gas prices realized during the fourth quarter of 2016, as compared to the third quarter of 2016. The year-over-year increase in Adjusted EBITDA was primarily attributable to the significant increases in both oil and natural gas production and oil and natural gas prices realized in the fourth quarter of 2016, as compared to the fourth quarter of 2015, which offset and mitigated a significant decrease of $26.0 million in realized hedging gains between the comparable periods.

Adjusted EBITDA, a non-GAAP financial measure, decreased 29% from $223.2 million for the year ended December 31, 2015 to $157.9 million for the year ended December 31, 2016. This decrease was attributable in part to lower oil and natural gas prices realized for the year ended December 31, 2016, as compared to the year ended December 31, 2016, but was primarily attributable to the significant decrease of $67.8 million in realized hedging gains between the comparable periods.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production taxes, transportation and processing

Production taxes, transportation and processing expenses on a unit-of production basis decreased 3% sequentially from $4.58 per BOE in the third quarter of 2016 to $4.43 per BOE in the fourth quarter of 2016, and increased 7% year-over-year from $4.12 per BOE in the fourth quarter of 2015. Total production taxes increased during the fourth quarter of 2016 as a result of higher oil and natural gas revenues, as compared to both the third quarter of 2016 and the fourth quarter of 2015. Transportation and processing expenses on a unit-of-production basis were lower in the fourth quarter of 2016 as a result of lower natural gas processing expenses, due to the late August 2016 start-up of the Black River cryogenic natural gas processing plant in the Rustler Breaks asset area constructed by the Company’s midstream affiliate.

Production taxes, transportation and processing expenses on a unit-of-production basis increased 8% from $3.91 per BOE for the year ended December 31, 2015 to $4.23 per BOE for the year ended December 31, 2016. This increase in production taxes, transportation and processing expenses was attributable to higher production taxes resulting from the 5% increase in oil and natural gas revenues for the year ended December 31, 2016, as compared to the year ended December 31, 2015, as well as higher natural gas transportation and processing expenses resulting from both an increase in total natural gas production, as well as an increase in Matador’s natural gas production in the Delaware Basin.

Lease operating expenses (“LOE”)

Lease operating expenses on a unit-of-production basis of $5.41 per BOE in the fourth quarter of 2016 were essentially flat sequentially, as compared to $5.40 per BOE in the third quarter of 2016, but decreased 19% year-over-year from $6.72 per BOE in the fourth quarter of 2015. Lease operating expenses decreased 8% on a unit-of-production basis from $6.01 per BOE for the year ended December 31, 2015 to $5.52 per BOE for the year ended December 31, 2016. The decreases achieved in lease operating expenses on a unit-of-production basis were primarily attributable to several key factors, including (1) decreased supervisory costs as a number of third-party contractors became full-time employees during the second quarter of 2016, (2) decreased salt water disposal and chemical costs associated with the Company’s Eagle Ford operations and (3) increased oil equivalent production as compared to 2015. Lease operating expenses exclude the operating expenses associated with Matador’s natural gas processing plant and other midstream operations, which are now shown separately in the Company’s consolidated statement of operations.

Plant and other midstream services operating expenses

Plant and other midstream services operating expenses on a unit-of-production basis increased 24% sequentially from $0.54 per BOE in the third quarter of 2016 to $0.67 per BOE in the fourth quarter of 2016, and increased 103% from $0.33 in the fourth quarter of 2015. This sequential increase is primarily attributable to the fourth quarter of 2016 being the first full quarter of operations at the Black River cryogenic natural gas processing plant constructed in the Company’s Rustler Breaks asset area. The year-over-year increase was primarily attributable to additional operating expenses associated with new salt water disposal wells drilled in the fourth quarters of 2015 and 2016 in the Wolf asset area. In all periods prior to the third quarter of 2016, these plant and other midstream operating services expenses had been reported primarily as part of the Company’s lease operating expenses.

Plant and other midstream services operating expenses on a unit-of-production basis increased 39% from $0.38 per BOE for the year ended December 31, 2015 to $0.53 per BOE for the year ended December 31, 2016. This increase was primarily attributable to the addition of natural gas transportation and processing and salt water disposal facilities in the Company’s Wolf and Rustler Breaks asset areas in 2016, as compared to 2015.

Depletion, Depreciation and Amortization (“DD&A”)

Depletion, depreciation and amortization expenses on a unit-of-production basis increased 4% sequentially from $11.10 per BOE in the third quarter of 2016 to $11.56 per BOE in the fourth quarter of 2016, and decreased 29% year-over-year from $16.32 per BOE in the fourth quarter of 2015. The slight sequential increase was attributable, in part, to increased depreciation expenses associated with new midstream assets constructed and placed into service in 2016. The year-over-year decrease in DD&A expenses on a unit-of-production basis resulted primarily from (1) the increase in Matador’s total proved reserves between the respective periods, (2) the decreased costs on a unit-of-production basis associated with wells drilled in 2016, as compared to prior periods and (3) the decrease in unamortized property costs resulting from full-cost ceiling impairments in 2015 and the first two quarters of 2016.

Depletion, depreciation and amortization expenses on a unit-of-production basis decreased 39% from $19.63 per BOE for the year ended December 31, 2015 to $11.99 per BOE for the year ended December 31, 2016. This decrease in DD&A expenses on a unit-of-production basis resulted primarily from (1) the increase in Matador’s total proved reserves between the respective periods, (2) the decreased costs on a unit-of-production basis associated with wells drilled in 2016, as compared to prior periods and (3) the decrease in unamortized property costs resulting from full-cost ceiling impairments in 2015 and the first two quarters of 2016. The increase in total proved oil and natural gas reserves was primarily attributable to Matador’s continued delineation and development of its acreage position in the Delaware Basin.

Full-cost ceiling impairment

Matador recorded a full-cost ceiling impairment of $158.6 million, exclusive of tax effect, at December 31, 2016, as reflected in the Company’s consolidated statement of operations for the year ended December 31, 2016. These full-cost ceiling impairment charges for the year ended December 31, 2016 were realized in the first two quarters of 2016. Since that time, oil and natural gas prices have improved and as a result, no full-cost ceiling impairment charges were recorded in the third and fourth quarters of 2016.

General and administrative (“G&A”)

General and administrative expenses on a unit-of-production basis increased 16% from $4.86 per BOE in the third quarter of 2016 to $5.65 per BOE in the fourth quarter of 2016, and increased 6% from $5.34 per BOE in the fourth quarter of 2015. This increase in G&A expenses was primarily attributable to increased payroll and other expenses associated with additional employees joining Matador to support the Company’s increased land, geoscience, drilling, completion, production, midstream, accounting and administrative functions as a result of the continued growth of the Company. These increases on a unit-of-production basis were partially offset by increases in oil and natural gas production between the respective periods, as highlighted previously.

General and administrative expenses on a unit-of-production basis decreased 2% from $5.50 per BOE for the year ended December 31, 2015 to $5.41 per BOE for the year ended December 31, 2016. This decrease in G&A expenses on a unit-of-production basis was primarily attributable to the 12% increase in total equivalent oil production in 2016 as compared to 2015, which more than offset increases in G&A expenses associated with additional employees joining the Company and increased stock-based compensation expenses in 2016.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2016, 2015 and 2014.

	At December 31,
	2016	2015	2014
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	56,977	45,644	24,184
Natural Gas (Bcf)(4)	292.6	236.9	267.1
Total (MBOE)(5)	105,752	85,127	68,693
Estimated proved developed reserves:
Oil (MBbl)(3)	22,604	17,129	14,053
Natural Gas (Bcf)(4)	126.8	101.4	102.8
Total (MBOE)(5)	43,731	34,037	31,185
Percent developed	41.4%	40.0%	45.4%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	34,372	28,515	10,131
Natural Gas (Bcf)(4)	165.9	135.5	164.3
Total (MBOE)(5)	62,021	51,090	37,508
Standardized Measure (in millions)	$575.0	$529.2	$913.3
PV-10(6) (in millions)	$581.5	$541.6	$1,043.4

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from January through December 2016 were $39.25 per Bbl for oil and $2.48 per MMBtu for natural gas, for the period from January through December 2015 were $46.79 per Bbl for oil and $2.59 per MMBtu for natural gas and for the period from January through December 2014 were $91.48 per Bbl for oil and $4.35 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead price on those properties where the natural gas liquids are extracted and sold.

(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(6) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures”.

Matador’s estimated total proved oil and natural gas reserves were 105.8 million BOE at December 31, 2016, consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas, with a Standardized Measure of $575.0 million and a PV-10, a non-GAAP financial measure, of $581.5 million, as compared to estimated total proved oil and natural gas reserves of 85.1 million BOE at December 31, 2015, consisting of 45.6 million barrels of oil and 236.9 billion cubic feet of natural gas with a Standardized Measure of $529.2 million and a PV-10, a non-GAAP financial measure, of $541.6 million. Total proved reserves of 105.8 million BOE at December 31, 2016 represent a 24% year-over-year increase, as compared to 85.1 million at December 31, 2015, and a 54% increase, as compared to 68.7 million BOE at December 31, 2014. At December 31, 2016, Matador’s proved oil and natural gas reserves were 41% proved developed reserves, as compared to 40% and 45% at December 31, 2015 and 2014, respectively.

Accounting for total oil equivalent production of 10.2 million BOE, Matador’s proved reserves grew by 30.8 million BOE in 2016, approximately three times its 2016 annual production. Further, Matador added 42.0 million BOE in proved reserves attributable to extensions and discoveries in 2016, just over four times its 2016 annual production of 10.2 million BOE. Matador incurred approximately 11.2 million BOE in net downward revisions to its proved reserves during 2016 primarily as a result of the reclassification of proved undeveloped reserves, primarily in the Eagle Ford and the Haynesville shales, to contingent resources solely due to the lower oil and natural gas prices used to estimate proved reserves at December 31, 2016, as compared to December 31, 2015. The Company anticipates that these contingent resources will be reclassified to proved undeveloped reserves in future periods should the oil and natural gas prices used to estimate proved reserves improve from the prices at December 31, 2016. Nevertheless, the Company’s proved reserves to production ratio at December 31, 2016 was 10.4, an increase of 11% from 9.4 at December 31, 2015.

Proved oil reserves increased 25% to 57.0 million barrels at December 31, 2016, as compared to 45.6 million barrels at December 31, 2015, and increased 136% (2.4-fold), as compared to 24.2 million barrels at December 31, 2014. Accounting for Matador’s 2016 oil production of approximately 5.1 million barrels, Matador increased its proved oil reserves by 16.4 million barrels in 2016 or approximately 3.2 times its 2016 annual production, despite the decline in the oil price used to estimate proved oil reserves at December 31, 2016 of $39.25 per barrel, as compared to $46.79 per barrel at December 31, 2015. The increase in year-over-year proved oil reserves resulted from Matador’s ongoing delineation and development operations in the Delaware Basin, which offset declining production and reserves from the Eagle Ford and Haynesville shales where Matador has significantly reduced its operated activity since late 2014 and early 2015. Proved oil reserves comprised 54% of the Company’s total proved reserves at December 31, 2016, as compared to 54% and 35% at December 31, 2015 and 2014, respectively.

Proved natural gas reserves increased 24% to 292.6 billion cubic feet at December 31, 2016, as compared to 236.9 billion cubic feet at December 31, 2015, despite the decline in natural gas price used to estimate proved natural gas reserves at December 31, 2016 of $2.48 per MMBtu, as compared to $2.59 per MMBtu at December 31, 2015. The increase in year-over-year natural gas reserves resulted from the Company’s ongoing delineation and development operations in the Delaware Basin. Proved natural gas reserves comprised 46% of the Company’s total proved reserves at December 31, 2016, as compared to 46% and 65% at December 31, 2015 and 2014, respectively.

Matador’s proved oil and natural gas reserves attributable to the Delaware Basin increased 68% from 47.1 million BOE at December 31, 2015 to 79.4 million BOE at December 31, 2016. Matador’s Delaware Basin proved oil and natural gas reserves increased 49% and 107%, respectively, from 31.4 million barrels and 94.4 billion cubic feet at December 31, 2015 to 46.9 million barrels and 195.1 billion cubic feet at December 31, 2016. Matador’s Delaware Basin proved reserves comprised 75% of the Company’s total proved oil and natural gas reserves at December 31, 2016, including 82% of its proved oil reserves and 67% of its proved natural gas reserves.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Delaware Basin - Southeast New Mexico and West Texas

Throughout 2016, Matador focused its efforts on the continued exploration, delineation and development of its Delaware Basin acreage in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began the fourth quarter of 2016 operating three drilling rigs in the Delaware Basin as it had done throughout 2016. Matador contracted a fourth drilling rig in late August 2016 to drill its first salt water disposal well in the Rustler Breaks asset area. After this well was drilled, Matador moved this rig to its Wolf asset area to drill a third salt water disposal well there. Following the drilling of these two salt water disposal wells, Matador moved this rig back to its Rustler Breaks asset area in late November to drill oil and natural gas wells there.

At December 31, 2016 and at February 22, 2017, Matador continues to operate four drilling rigs in the Delaware Basin, including two rigs in its Rustler Breaks asset area, one rig in its Wolf asset area and one rig in its Ranger/Arrowhead and Twin Lakes asset areas. At February 22, 2017, Matador intends to operate four rigs in these asset areas throughout the remainder of 2017. As announced on February 17, 2017, Matador expects to add a fifth drilling rig in the Delaware Basin beginning early in the second quarter. Thereafter, the Company expects this fifth rig to operate in the Rustler Breaks asset area throughout the remainder of 2017.

During the fourth quarter of 2016, Matador completed and placed on production a total of 13 gross (6.6 net) wells in the Delaware Basin, including eight gross (6.3 net) operated wells and five gross (0.3 net) non-operated wells. Of the operated wells, Matador completed and placed on production two gross (1.8 net) wells in its Wolf asset area, three gross (2.3 net) wells in its Rustler Breaks asset area and three gross (2.1 net) wells in its Ranger asset area.

During the year ended December 31, 2016, Matador completed and began producing oil and natural gas from 55 gross (37.0 net) wells in the Delaware Basin, including 38 gross (33.6 net) operated horizontal wells, two gross (2.0 net) operated vertical wells and 15 gross (1.4 net) non-operated horizontal wells. Matador (or the operator in the case of non-operated wells) completed and placed on production 18 gross (15.4 net) wells in the Wolf asset area, 29 gross (17.3 net) wells in the Rustler Breaks asset area, seven gross (3.4 net) wells in the Ranger and Arrowhead asset areas and one gross (1.0 net) well in the Twin Lakes asset area.

Matador’s operations staff made significant improvements in drilling times, completion and stimulation practices and overall drilling and completion costs while achieving strong well results throughout 2016—in essence, drilling “better wells for less money.” Further, as both oil and natural gas prices have increased in recent months, the projected economic returns from these wells have improved significantly. New drilling assembly and bit technologies have resulted in an overall faster rate of penetration while drilling build sections, landing curves and drilling lateral sections. In the fourth quarter of 2016, Matador drilled its fastest Third Bone Spring well in the Ranger area, the Cimarron State 16-19S-34E RN #133H well (Cimarron State #133H), in 14.5 days from spud to total depth. Likewise, in the Rustler Breaks area, Matador drilled its fastest Wolfcamp B well, the Jimmy Kone 5-24S-28E RB #223H well (Jimmy Kone #223H), in 15.2 days from spud to total depth. These wells also set improved drilling cost benchmarks. Both the Cimarron State #133H well and the Jimmy Kone #223H well were completed during the first quarter of 2017.

In addition, during 2016, Matador’s asset teams continued to identify and delineate new landing targets in the Bone Spring and Wolfcamp intervals throughout its Delaware Basin asset areas. The best examples of this during 2016 were the tests of the “Blair Shale,” the lowermost landing target in the Wolfcamp B interval in Matador’s Rustler Breaks asset area, many of which have resulted in 24-hour initial potential test results in excess of 2,000 BOE per day and estimated ultimate recoveries in excess of 1,000,000 BOE.

During 2017, as noted above, Matador expects to operate as many as five rigs in the Delaware Basin. Matador projects that it will complete and place on production 88 gross (55.5 net) wells in the Delaware Basin, including 66 gross (52.3 net) operated wells and 22 gross (3.2 net) non-operated wells, the vast majority of which are expected to be horizontal wells. Additional details regarding the number of wells and the formations to be drilled and completed in each asset area are included in the discussions of each asset area below.

Ranger Asset Area - Lea County, New Mexico and Arrowhead Asset Area - Eddy County, New Mexico

During the fourth quarter of 2016, Matador completed and placed on production three gross (2.1 net) wells in the northern portion of its Ranger asset area. These three wells were the Mallon 27 Federal Com #1H, #2H and #3H wells, all of which were completed in the Third Bone Spring sand. These wells were the first operated wells that Matador had drilled on the acreage acquired in its 2015 merger with the Harvey E. Yates Company (“HEYCO”). For the year ended December 31, 2016, Matador completed and placed on production seven gross (3.4 net) wells in the Ranger and Arrowhead asset areas, including three gross (0.2 net) non-operated wells.

The 24-hour initial potential test results from the Mallon wells are summarized in the table below. These results were previously released on February 2, 2017, but are included in this earnings release for completeness, as these well results were a key highlight of the fourth quarter of 2016.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Mallon 27 Federal Com #1H	Third Bone Spring	2,500	1,680	2,780	90	1,327	34/64
Mallon 27 Federal Com #2H	Third Bone Spring	2,427	1,387	2,658	91	1,414	34/64
Mallon 27 Federal Com #3H	Third Bone Spring	2,245	1,035	2,418	93	1,482	32/64

(1) Flowing casing pressure.	Total	7,172	4,102	7,856	91%

In aggregate, these three wells flowed 7,856 BOE per day, consisting of 7,172 barrels of oil per day and 4.1 million cubic feet of natural gas per day (91% oil). Each of the three Mallon wells are 7,300-foot horizontal laterals, and each has a completed lateral length of approximately 7,000 feet. Each well was completed with a 29-stage fracture treatment, including approximately 40 barrels of fluid and 3,000 pounds of primarily 20/40 white sand per completed lateral foot. These were the largest fracture treatments pumped to date by Matador in a Bone Spring completion.

Since these initial potential tests, the wells were placed on production on smaller 22/64-inch chokes to allow Matador to increase the size of its production facilities on this lease and to allow the wells to continue to flow at higher surface pressures. Since that time, these wells have averaged producing between 900 and 1,200 barrels of oil per day on the reduced chokes. After only 2.5 months of production, these wells have each produced between 110,000 and 130,000 BOE, and the oil cut on each well has continued to be approximately 91%. Although it is very early in the life of these wells, Matador estimates that ultimate recoveries from each of these wells could be in excess of 1,000,000 BOE.

Following the drilling of the Mallon wells, Matador drilled and completed the Airstrip State Com 31-18S-35E RN #201H (Airstrip #201H) well, which was completed and placed on production in late January 2017. This well was Matador’s first Wolfcamp A test in its Ranger asset area. Matador is pleased to announce today the early test results from this well, which is still continuing to clean up after its fracture treatment, including the 24-hour initial potential test result shown in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Airstrip State Com 31-18S-35E RN #201H	Wolfcamp A-Lower	889	223	926	97	On ESP(2)	N/A

(1) Flowing casing pressure. (2) Electrical submersible pump.

The Airstrip #201H well had a completed lateral length of approximately 4,100 feet and was stimulated with approximately 40 barrels of fluid and 3,300 pounds of primarily 30/50 white sand per completed lateral foot. As shown in the table above, the Airstrip #201H well tested 926 BOE per day (97% oil) during a 24-hour initial potential test, consisting of 889 barrels of oil per day and 223 thousand cubic feet of natural gas per day. As expected, the Wolfcamp A in this area is not as highly over-pressured as in the Wolf and Rustler Breaks asset areas, but does have a much higher oil cut—in this case, testing 97% oil. Similar to many Bone Spring wells in the area, the higher oil cut and lower natural gas volumes necessitate the installation of artificial lift earlier in the life of these wells, and anticipating this need, Matador chose to begin lifting this well with an electrical submersible pump (“ESP”). In addition, the Airstrip #201H well is making much less water than Matador’s Wolfcamp A completions to the south.

Matador is very pleased and encouraged by the results of its first Wolfcamp A test in the northern portion of its acreage. To the Company’s knowledge, the nearest horizontal test of the Wolfcamp A in the northern Delaware Basin is about 11 miles to the south, and the next closest horizontal test is about 29 miles to the southwest. Thus, the Airstrip #201H test marks a significant step-out from known Wolfcamp A horizontal production. In addition, early performance of this well is very similar to two of Matador’s early Second Bone Spring wells in the Ranger area, the Ranger 33 State Com #1H and the Pickard State #1H, which were also placed on artificial lift (in those cases, gas lift) shortly after completion. Both of those wells have performed very well, with the Ranger 33 State Com #1H having produced approximately 285,000 BOE (91% oil cut) in just over three years of production and the Pickard State #1H having also produced approximately 285,000 BOE (86% oil) in about 2.5 years of production. Matador will continue to monitor the early performance of the Airstrip #201H, but given the positive early performance, the Company is actively evaluating other locations for its next test of the Wolfcamp A, both the Wolfcamp A-XY and the Wolfcamp A-Lower intervals, across its northern Ranger and Arrowhead acreage position.

At February 22, 2017, Matador plans to operate one rig in its northern Ranger/Arrowhead and Twin Lakes asset areas throughout 2017. Late in the first quarter of 2017, this rig will move north into Matador’s Twin Lakes asset area to drill the Company’s first Wolfcamp D test there. Matador expects to complete and place on production 14 gross (10.5 net) operated wells in its Ranger and Arrowhead asset areas in 2017, consisting primarily of Second and Third Bone Spring wells.

Rustler Breaks Asset Area - Eddy County, New Mexico

Matador began operating a second drilling rig in its Rustler Breaks asset area late in the fourth quarter of 2016 and continues to operate two rigs in this area at February 22, 2017. During the fourth quarter of 2016, Matador completed and placed on production four gross (2.5 net) horizontal wells in the Rustler Breaks asset area, including three gross (2.4 net) operated wells and one gross (0.1 net) non-operated well. Of the three gross operated wells, one was a Wolfcamp A-XY completion and two were lower Wolfcamp B (Blair) completions. The one gross (0.1 net) non-operated well was also a Wolfcamp B (Blair) completion. For the year ended December 31, 2016, Matador completed and placed on production 29 gross (17.3 net) wells in the Rustler Breaks asset area, including 17 gross (15.1 net) operated horizontal wells, one gross (1.0 net) operated vertical well and 11 gross (1.2 net) non-operated horizontal wells.

Matador is pleased to announce today the 24-hour initial potential test results from the three operated wells completed and placed on production in the Rustler Breaks asset area during the fourth quarter of 2016 and the 24-hour initial potential test result from the Tom Walters 12-23S-27E RB #203H well (Tom Walters #203H), which was completed and placed on production in early January 2017. These test results are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Dr. Scrivner Federal 01-24S-28E RB #208H	Wolfcamp A-XY	1,136	2,277	1,515	75	2,435	32/64
Dr. Scrivner Federal 01-24S-28E RB #228H	Wolfcamp B (Blair)	801	10,615	2,570	31	3,807	32/64
Anne Com 15-24S-28E RB #221H	Wolfcamp B (Blair)	953	8,471	2,364	40	3,067	36/64
Tom Walters 12-23S-27E RB #203H	Wolfcamp A-XY	1,145	2,454	1,554	74	1,889	34/64

(1) Flowing casing pressure.	Total	4,035	23,817	8,003	50%

Matador continues to be very pleased with its well results in the Rustler Breaks asset area, which consistently demonstrate the value of its Rustler Breaks acreage position. The 24-hour initial potential test result for the Dr. Scrivner Federal 01-24S-28E RB #208H well (Dr. Scrivner #208H) at 1,515 BOE per day (75% oil) is among the best test results reported for Wolfcamp A-XY completions in this area. Likewise, the 24-hour initial potential test results from the Dr. Scrivner Federal 01-24S-28E RB #228H (Dr. Scrivner #228H) and the Anne Com 15-24S-28E RB #221H (Anne Com #221H) wells are among the best results yet reported for Wolfcamp B (Blair) completions in this area. In fact, the Dr. Scrivner #228H well had the highest 24-hour initial potential test result of any well drilled and completed by Matador in the Rustler Breaks area to date. All three of these wells had completed lateral lengths of approximately 4,300 feet and were stimulated with 22 stages, pumping 40 barrels of fluid and approximately 3,000 pounds of primarily 30/50 white sand per completed lateral foot.

Matador is especially pleased with the results of the Tom Walters #203H well, which was completed in the Wolfcamp A-XY and had a 24-hour initial potential test result of 1,554 BOE per day (74% oil); this is also among the best test results reported for Wolfcamp A-XY completions in this area. Of particular significance, the Tom Walters well is located in the far northwestern portion of Matador’s Rustler Breaks asset area and close to the previously completed Scott Walker 36-22S-27E RB #204H well (Scott Walker #204H). Upon its completion, the Scott Walker #204H well, also a Wolfcamp A-XY completion, tested 504 BOE per day (70% oil), much less than other Wolfcamp A-XY completions to the south and southeast in the Rustler Breaks asset area. The Scott Walker #204H had a completed lateral length of approximately 4,100 feet, while the completed lateral length in the Tom Walters #203H was approximately 4,600 feet.

After the Scott Walker #204H well was completed and tested, Matador attributed the lower initial potential of that well, in part, to the smaller stimulation treatment pumped on the well, consisting of 14 stages, pumping 30 barrels of fluid and 2,000 pounds of primarily 30/50 white sand per completed lateral foot. The Tom Walters #203H well, by contrast, was stimulated with 24 stages, pumping 40 barrels of fluid and approximately 3,000 pounds of primarily 30/50 white sand per completed lateral foot. Matador believes that the 24-hour initial potential test results and early performance of the Tom Walters #203H well confirm that the Wolfcamp A-XY remains a highly prospective completion target in the northwest portion of its Rustler Breaks asset area.

All of the Wolfcamp A-XY wells completed and placed on production at Rustler Breaks in 2016 were stimulated using the Company’s latest Generation 3 Wolfcamp stimulation design, consisting of approximately 40 barrels of fluid and 3,000 pounds of primarily 30/50 white sand per completed lateral foot. Similarly, Matador pumped this Generation 3 Wolfcamp treatment design on its Wolfcamp B (Blair) completions in the third and fourth quarters of 2016. Prior to this, most of the Company’s Wolfcamp A and B completions used approximately 30 to 40 barrels of fluid and 2,000 pounds of primarily 30/50 white sand per completed lateral foot. Matador also continued to pump diverting agents in most of its stimulation treatments during the third and fourth quarters of 2016. As a result of the success of its recent wells, the Company plans to continue using this Generation 3 stimulation design, including the use of diverting agents, in its upcoming Wolfcamp wells in the Rustler Breaks asset area.

As noted earlier, Matador is operating two drilling rigs in its Rustler Breaks asset area at February 22, 2017, and plans to begin operating a third drilling rig at Rustler Breaks early in the second quarter of 2017. As a result, Matador estimates that it will complete and place on production 52 gross (32.5 net) horizontal wells in the Rustler Breaks asset area during 2017, including 36 gross (29.7 net) operated wells and 16 gross (2.8 net) non-operated wells. Of the 36 gross (29.7 net) operated wells to be completed and placed on production in its Rustler Breaks asset area in 2017, Matador estimates that 20 gross (16.1 net) wells will be Wolfcamp A-XY completions, 14 gross (12.0 net) wells will be Wolfcamp B completions and two gross (1.6 net) wells will be Second Bone Spring completions.

Wolf and Jackson Trust Asset Areas - Loving County, Texas

Matador operated one drilling rig in its Wolf and Jackson Trust asset areas during the fourth quarter of 2016 and continues to operate one rig in its Wolf asset area at February 22, 2017. During the fourth quarter of 2016, Matador completed and placed on production two gross (1.8 net) operated horizontal wells in its Wolf asset area. One of these wells was a Wolfcamp A-Lower completion (below the Wolfcamp X and Y intervals) and one was a Second Bone Spring completion. For the year ended December 31, 2016, Matador completed and placed on production 18 gross (15.4 net) horizontal wells in the Wolf asset area, including 17 gross (15.4 net) operated horizontal wells and one gross non-operated horizontal well with a working interest of less than 1%.

Matador is pleased to announce today the 24-hour initial potential test results from both of the wells completed and placed on production in the Wolf asset area during the fourth quarter of 2016, as well as two additional wells—one in the Wolf asset area and another in the Jackson Trust asset area that were completed and placed on production in early January 2017. These test results are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Barnett 90-TTT-B01 WF #217H	Wolfcamp A-Lower	578	3,508	1,163	50	2,635	32/64
Barnett 90-TTT-B01 WF #124H	Second Bone Spring	733	2,122	1,087	67	1,375	38/64
Dick Jay 92-TTT-B01 WF #121H	Second Bone Spring	649	1,375	878	74	920	38/64
Totum E 18-TTT-C24 NL #211H	Wolfcamp A-Lower	1,610	3,824	2,247	72	3,564	28/64

(1) Flowing casing pressure.	Total	3,570	10,829	5,375	66%

The test result from the Totum E 18-TTT-C24 NL #211H (Totum #211H), a Wolfcamp A-Lower completion in the Jackson Trust asset area was particularly significant. The 24-hour initial potential test of 2,247 BOE per day (72% oil) on the Totum #211H well was the highest 24-hour initial potential test for any Wolfcamp A-Lower well completed by Matador in either its Wolf or Jackson Trust asset areas. This test result was approximately three times better and at a much higher flowing casing pressure than the 24-hour initial potential test result achieved on Matador’s first Wolfcamp A-Lower test in the Jackson Trust asset area, the Jackson Trust C 12-TTT-C24 NL #221H well (Jackson Trust #221H). Matador attributes this significant improvement in well performance in the Totum #211H to both the selection of an improved landing target in the Wolfcamp A-Lower and an improved stimulation design.

In the Totum #211H, Matador’s geoscience team relied on additional well log and seismic data to identify a landing target approximately 120 feet lower in the Wolfcamp A-Lower interval that appeared to have better reservoir quality than the landing target drilled in the Jackson Trust #211H. Following completion, this well flowed at much higher rates and at a much higher flowing casing pressure as noted above, suggesting a higher quality reservoir interval was contacted. Second, Matador completed this well using a different stimulation design for the Wolfcamp A-Lower. The Totum #211H was stimulated with 36 fracture stages, including approximately 50 barrels of slickwater and 1,900 pounds of primarily 40/70 mesh white sand per completed lateral foot. In addition, the fracture cluster spacing was reduced to 20 feet on this well. This treatment design was intended to create more hydraulic fractures near the wellbore and to reduce the height of the fractures created—i.e., to create a higher density of induced fractures near the wellbore. Matador plans to continue to develop and improve its fracture treatment designs throughout the various Wolfcamp completion targets in each of its asset areas.

The test result from the Wolfcamp A-Lower completion (below the Wolfcamp X and Y intervals) in the Barnett 90-TTT-B01 #217H well (Barnett #217H) in the Wolf asset area was consistent with the results observed from the Dick Jay 92-TTT-B33 WF #212H well (Dick Jay #212H) drilled and completed in the Wolfcamp A-Lower earlier in 2016. Early production performance from both of these wells exceeds that of Wolfcamp A-Lower wells that Matador completed and placed on production in 2015. The Dick Jay #212H well is tracking the Company’s 700,000 BOE type curve for Wolfcamp A-Lower wells in the Wolf asset area, and early performance from the Barnett #217H well is tracking above that of the Dick Jay #212H well. The Barnett #217H well was stimulated with a fracture treatment similar to that pumped on the Totum #211H.

The results from the Barnett 90-TTT-B01 WF #124H well (Barnett #124H) and the Dick Jay 92-TTT-B01 WF #121H, both Second Bone Spring completions, continued the trend of significant improvement in Second Bone Spring well results in the Wolf asset area in 2016. Overall, Matador completed and placed on production six gross Second Bone Spring wells in 2016 and early 2017, and based on their performance to date, the Company estimates an average ultimate recovery of approximately 650,000 BOE from each of these wells, significantly better than for the two Second Bone Spring wells completed and placed on production in the Wolf asset area in 2015. Matador attributes the improvement in well performance and estimated ultimate recovery from these Second Bone Spring wells primarily to the increased stimulation treatments pumped on these wells. The Second Bone Spring wells in 2016 were completed with approximately 40 barrels of fluid and 2,000 pounds of sand of completed lateral foot, as compared to 20 barrels of fluid and about 1,300 pounds of sand per completed lateral foot in Matador’s Second Bone Spring tests in 2015. In addition, Matador has begun to test artificial lift in several of these wells as the flowing surface pressures decline. Early results are encouraging and suggest that the estimated ultimate recoveries from several of these 2016 Second Bone Spring completions may continue to increase over time.

As noted in its third quarter 2016 earnings release, while drilling the Barnett #217H well, Matador initially drilled a vertical pilot hole through the Wolfcamp B interval and took 630 feet of whole core in the Wolfcamp A-Lower and the Wolfcamp B formations. The Company also cut rotary sidewall cores and measured gas isotopes from the Avalon through the Wolfcamp B intervals. In addition, Matador ran a complete suite of openhole well logs from the Avalon through the Wolfcamp B formations. As a result of its review and interpretation of these well data, Matador has identified several new targets to test in the Wolf asset area, including portions of the Avalon and the Wolfcamp B. The Company expects to test both of these intervals in the second quarter of 2017.

Matador plans to operate one rig in its Wolf and Jackson Trust asset areas throughout 2017. The Company estimates that it will complete and place on production 15 gross (11.1 net) operated horizontal wells in these asset areas in 2017. Matador estimates five gross (3.3 net) wells will be Wolfcamp A-XY completions, three gross (1.5 net) wells will be Wolfcamp A-Lower completions and five gross (4.3 net) wells will be Second Bone Spring completions. The Company is also planning one gross (1.0 net) test of the Avalon shale and one gross (1.0 net) test of the Wolfcamp B interval in the Wolf asset area in 2017.

Twin Lakes Asset Area - Lea County, New Mexico

Matador expects to drill its first horizontal well testing the Wolfcamp D in its Twin Lakes asset area beginning late in the first quarter of 2017. This well will be completed and placed on production during the second quarter of 2017, and the Company anticipates having initial results to report from this well sometime this summer.

Midstream Update

As discussed above, on February 17, 2017, Matador announced the formation of San Mateo, a strategic joint venture between Matador and a subsidiary of Five Point, an experienced midstream capital partner, to operate and expand Matador’s midstream assets in the Delaware Basin in Eddy County, New Mexico and Loving County, Texas. Matador received $171.5 million in connection with the formation of the Joint Venture and may earn up to an additional $73.5 million in performance incentives over the next five years. Matador continues to operate the Midstream Assets and retains operational control of the Joint Venture. Matador and Five Point own 51% and 49% of the Joint Venture, respectively. The implied value of the Midstream Assets and the associated gathering, processing and disposal agreements entered into with Matador was approximately $500 million at closing, after taking into account the performance initiatives.

San Mateo will continue to provide firm capacity service to Matador at market rates, while also being a leading service provider to third party customers in and around Matador’s Rustler Breaks and Wolf asset areas. San Mateo expects to expand the Black River cryogenic natural gas processing plant in Matador’s Rustler Breaks asset area from its current inlet capacity of 60 million cubic feet of natural gas per day to as much as 260 million cubic feet of natural gas per day. This expansion is expected to begin immediately and may be operational as early as the first quarter of 2018; it will serve both Matador and third party customers. San Mateo also plans to accelerate the build-out of oil, natural gas and water gathering lines throughout both the Rustler Breaks and Wolf asset areas, as well as to drill and complete at least one additional salt water disposal well in the Rustler Breaks asset area in 2017.

Included in the Midstream Assets contributed by the Joint Venture are the following:

•	The Black River cryogenic natural gas processing plant in the Rustler Breaks asset area in Eddy County, New Mexico;

•	One salt water disposal well and a related commercial salt water disposal facility in the Rustler Breaks asset area;

•	Three salt water disposal wells and related commercial salt water disposal facilities in the Wolf asset area in Loving County, Texas; and

•	All related oil, natural gas and water gathering systems and pipelines in both the Rustler Breaks and Wolf asset areas.

Matador retained all of its ownership in its midstream assets in South Texas and North Louisiana, which are not part of the Joint Venture.

At formation, the parties to the Joint Venture committed to contribute up to an additional $150 million in aggregate capital to expand the Joint Venture’s midstream operations and asset base. At February 22, 2017, Matador estimates that San Mateo will incur capital expenditures of approximately $110 to $125 million in 2017, with Matador’s share being approximately $56 to $64 million. The majority of these 2017 capital expenditures will be incurred for the expansion of the Black River cryogenic processing plant, the build-out of additional oil, natural gas and water gathering systems in the Rustler Breaks and Wolf asset areas and the development of additional salt water disposal capacity in the Rustler Breaks asset area.

Delaware Basin Acreage Update

At February 22, 2017, Matador held approximately 177,600 gross (101,400 net) acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas shown in the table below.

Matador’s Permian Basin Acreage at February 22, 2017 (approximate):

Asset Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	37,800	24,900
Arrowhead (Eddy County, NM)	50,100	18,400
Rustler Breaks (Eddy County, NM)	31,900	17,800
Wolf and Jackson Trust (Loving County, TX)	13,500	8,400
Twin Lakes (Lea County, NM)	42,900	30,800
Other	1,400	1,100
Total	177,600	101,400

During 2016, Matador acquired additional mineral ownership throughout the Delaware Basin. At February 22, 2017, Matador’s total mineral ownership is approximately 7,900 gross (2,800 net) mineral acres, and approximately 46% of these mineral acres were being leased by Matador, 21% were leased to other operators and 33% were unleased.

From January 1 through February 22, 2017, Matador acquired approximately 13,900 gross (8,200 net) leasehold acres and approximately 1,000 BOE per day of related production from various lessors and other operators, mostly in and around its existing acreage in the Delaware Basin. Some of this acreage, and a portion of the production, includes properties identified at the time of Matador’s December 2016 equity and debt offerings. These transactions were pending at the time of those offerings and closed subsequent to December 31, 2016. Matador has incurred capital expenditures of approximately $111 million since January 1, 2017 to acquire these leasehold interests and the related production.

Liquidity Update

At December 31, 2016, the borrowing base under the Company’s revolving credit facility was $400.0 million, based on the lenders’ review of Matador’s proved oil and natural gas reserves as of June 30, 2016. At December 31, 2016, Matador had cash on hand totaling approximately $212.9 million and no outstanding borrowings under the Company’s revolving credit facility and approximately $0.8 million in outstanding letters of credit. At February 22, 2017, the Company continues to have no outstanding borrowings and approximately $0.8 million in outstanding letters of credit under its revolving credit facility.

2017 Capital Spending

As provided in its 2017 guidance estimates announced today, Matador estimates that it will incur capital expenditures of (1) $370 to $390 million for drilling, completing and equipping operated and non-operated wells primarily in the Delaware Basin and (2) $56 to $64 million for its share of various midstream projects undertaken by San Mateo, representing 51% of an estimated 2017 joint venture capital expenditure budget of $110 to $125 million, as described in the Midstream Update of this earnings release. Matador expects to operate four drilling rigs in the Delaware Basin in the first quarter of 2017, adding a fifth drilling rig in the Delaware Basin in the second quarter of 2017. The Company’s estimated 2017 capital expenditures for drilling, completing and equipping its wells account for a 10 to 15% increase in expected well costs attributable to higher anticipated oilfield service costs and in particular, stimulation costs, in 2017 as compared to 2016. Matador has allocated substantially all of its estimated 2017 capital expenditures to the Delaware Basin, with the exception of amounts allocated to limited operations in the Eagle Ford and Haynesville shales to maintain and extend leases and to participate in those non-operated well opportunities where, in both cases, economic returns are expected to be comparable to Matador’s Delaware Basin wells. Accordingly, Matador projects that it will drill and place on production 91 gross (56.2 net) wells in 2017, including 66 gross (52.3 net) operated wells and including 25 gross (3.9 net) non-operated wells, almost all in the Delaware Basin.

Matador intends to continue acquiring acreage and mineral interests, principally in the Delaware Basin, during 2017. These expenditures are opportunity-specific and per-acre prices can vary significantly based on the prospect. As a result, it is difficult to estimate these 2017 capital expenditures with any degree of certainty; therefore, Matador has not provided estimated capital expenditures related to acreage and mineral acquisitions for 2017. Matador will provide periodic updates regarding completed acquisitions.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.
At February 22, 2017, Matador has the following hedges in place, in the form of costless collars, for the remainder of 2017.

•	Approximately 4.4 million barrels of oil at a weighted average floor price of $45 per barrel and a weighted average ceiling price of approximately $56 per barrel.

•	Approximately 15.1 billion cubic feet of natural gas at a weighted average floor price of $2.39 per MMBtu and a weighted average ceiling price of $3.58 per MMBtu.

Matador estimates that it has approximately 70% of its anticipated oil production and approximately 50% of its anticipated natural gas production hedged for the remainder of 2017 based on the midpoint of its production guidance as provided in this earnings release.

At February 22, 2017, Matador has the following hedges in place, in the form of costless collars, for 2018.

•	Approximately 0.7 million barrels of oil at a weighted average floor price of $44 per barrel and a weighted average ceiling price of $64 per barrel.

Conference Call Information

The Company will host a live conference call on Thursday, February 23, 2017, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2016 financial and operational results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 56817823. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will also be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through Friday, March 31, 2017.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; the ability of the Company’s midstream joint venture to expand the Black River cryogenic processing plant, the timing of such expansion and the operating results thereof; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering systems and the drilling of any additional salt water disposal wells; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2016	2015
ASSETS
Current assets
Cash	$212,884	$16,732
Restricted cash	1,258	44,357
Accounts receivable
Oil and natural gas revenues	34,154	16,616
Joint interest billings	19,347	16,999
Other	5,167	10,794
Derivative instruments	—	16,284
Lease and well equipment inventory	3,045	2,022
Prepaid expenses and other assets	3,327	3,203
Total current assets	279,182	127,007
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,408,305	2,122,174
Unproved and unevaluated	479,736	387,504
Other property and equipment	160,795	86,387
Less accumulated depletion, depreciation and amortization	(1,864,311)	(1,583,659)
Net property and equipment	1,184,525	1,012,406
Other assets	958	1,448
Total assets	$1,464,665	$1,140,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,674	$10,966
Accrued liabilities	101,460	92,369
Royalties payable	23,988	16,493
Amounts due to affiliates	8,651	5,670
Derivative instruments	24,203	—
Advances from joint interest owners	1,700	700
Deferred gain on plant sale	—	4,830
Amounts due to joint ventures	4,251	2,793
Income taxes payable	—	2,848
Other current liabilities	578	161
Total current liabilities	169,505	136,830
Long-term liabilities
Senior unsecured notes payable	573,924	391,254
Asset retirement obligations	19,725	15,166
Derivative instruments	751	—
Amounts due to joint ventures	1,771	3,956
Deferred gain on plant sale	—	102,506
Other long-term liabilities	7,544	2,190
Total long-term liabilities	603,715	515,072
Shareholders’ equity
Common stock — $0.01 par value, 120,000,000 shares authorized; 99,518,764 and 85,567,021 shares issued; and 99,511,931 and 85,564,435 shares outstanding, respectively	995	856
Additional paid-in capital	1,325,481	1,026,077
Accumulated deficit	(636,351)	(538,930)
Total Matador Resources Company shareholders’ equity	690,125	488,003
Non-controlling interest in subsidiaries	1,320	956
Total shareholders’ equity	691,445	488,959
Total liabilities and shareholders’ equity	$1,464,665	$1,140,861

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	For the Years Ended December 31,
	2016	2015	2014
Revenues
Oil and natural gas revenues	$291,156	$278,340	$367,712
Third-party midstream services revenues	5,218	1,864	1,213
Realized gain on derivatives	9,286	77,094	5,022
Unrealized (loss) gain on derivatives	(41,238)	(39,265)	58,302
Total revenues	264,422	318,033	432,249
Expenses
Production taxes, transportation and processing	43,046	35,650	33,172
Lease operating	56,202	54,704	49,945
Plant and other midstream services operating	5,389	3,489	1,408
Depletion, depreciation and amortization	122,048	178,847	134,737
Accretion of asset retirement obligations	1,182	734	504
Full-cost ceiling impairment	158,633	801,166	—
General and administrative	55,089	50,105	32,152
Total expenses	441,589	1,124,695	251,918
Operating (loss) income	(177,167)	(806,662)	180,331
Other income (expense)
Net gain on asset sales and inventory impairment	107,277	908	—
Interest expense	(28,199)	(21,754)	(5,334)
Other (expense) income	(4)	616	132
Total other income (expense)	79,074	(20,230)	(5,202)
(Loss) income before income taxes	(98,093)	(826,892)	175,129
Income tax provision (benefit)
Current	(1,036)	2,959	133
Deferred	—	(150,327)	64,242
Total income tax (benefit) provision	(1,036)	(147,368)	64,375
Net (loss) income	(97,057)	(679,524)	110,754
Net (income) loss attributable to non-controlling interest in subsidiaries	(364)	(261)	17
Net (loss) income attributable to Matador Resources Company shareholders	$(97,421)	$(679,785)	$110,771
Earnings (loss) per common share
Basic	$(1.07)	$(8.34)	$1.58
Diluted	$(1.07)	$(8.34)	$1.56
Weighted average common shares outstanding
Basic	91,273	81,537	70,229
Diluted	91,273	81,537	70,906

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	For the Years Ended December 31,
	2016	2015	2014
Operating activities
Net (loss) income	$(97,057)	$(679,524)	$110,754
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	41,238	39,265	(58,302)
Depletion, depreciation and amortization	122,048	178,847	134,737
Accretion of asset retirement obligations	1,182	734	504
Full-cost ceiling impairment	158,633	801,166	—
Stock-based compensation expense	12,362	9,450	5,524
Deferred income tax (benefit) provision	—	(150,327)	64,242
Amortization of debt issuance cost	1,148	852	—
Net gain on asset sales and inventory impairment	(107,277)	(908)	—
Changes in operating assets and liabilities
Accounts receivable	(14,259)	3,633	(13,318)
Lease and well equipment inventory	(700)	(180)	(211)
Prepaid expenses	(124)	(544)	(783)
Other assets	490	(552)	1,212
Accounts payable, accrued liabilities and other current liabilities	6,611	1,375	607
Royalties payable	7,495	1,654	6,663
Advances from joint interest owners	1,000	700	—
Income taxes payable	(2,848)	2,405	39
Other long-term liabilities	4,144	489	(187)
Net cash provided by operating activities	134,086	208,535	251,481
Investing activities
Proceeds from sale of assets	5,173	139,836	79
Oil and natural gas properties capital expenditures	(379,067)	(432,715)	(560,849)
Expenditures for other property and equipment	(74,845)	(64,499)	(9,152)
Business combination, net of cash acquired	—	(24,028)	—
Restricted cash	43,098	(43,098)	—
Restricted cash in less-than-wholly-owned subsidiaries	1	(650)	(609)
Net cash used in investing activities	(405,640)	(425,154)	(570,531)
Financing activities
Repayments of borrowings	(120,000)	(476,982)	(180,000)
Borrowings under Credit Agreement	120,000	125,000	320,000
Proceeds from issuance of common stock	288,510	188,720	181,875
Proceeds from issuance of senior unsecured notes	184,625	400,000	—
Cost to issue equity	(847)	(1,158)	(590)
Cost to issue senior unsecured notes	(2,734)	(9,598)	—
Proceeds from stock options exercised	100	10	43
Capital commitments from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	562	150
Taxes paid related to net share settlement of stock-based compensation	(1,948)	(1,610)	(308)
Net cash provided by financing activities	467,706	224,944	321,170
Increase in cash	196,152	8,325	2,120
Cash at beginning of year	16,732	8,407	6,287
Cash at end of year	$212,884	$16,732	$8,407

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Year Ended December 31,			Three Months Ended
(In thousands)	2016	2015	2014	December 31, 2016	September 30, 2016	December 31, 2015
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(97,421)	$(679,785)	$110,771	$104,154	$11,931	$(230,401)
Interest expense	28,199	21,754	5,334	7,955	6,880	6,586
Total income tax (benefit) provision	(1,036)	(147,368)	64,375	105	(1,141)	1,677
Depletion, depreciation and amortization	122,048	178,847	134,737	31,863	30,015	35,370
Accretion of asset retirement obligations	1,182	734	504	354	276	307
Full-cost ceiling impairment	158,633	801,166	—	—	—	219,292
Unrealized loss (gain) on derivatives	41,238	39,265	(58,302)	10,977	(3,203)	13,909
Stock-based compensation expense	12,362	9,450	5,524	3,224	3,584	2,564
Net gain on asset sales and inventory impairment	(107,277)	(908)	—	(104,137)	(1,073)	(1,005)
Adjusted EBITDA	$157,928	$223,155	$262,943	$54,495	$47,269	$48,299

	Year Ended December 31,			Three Months Ended
(In thousands)	2016	2015	2014	December 31, 2016	September 30, 2016	December 31, 2015
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$134,086	$208,535	$251,481	$37,624	$46,862	$22,611
Net change in operating assets and liabilities	(1,809)	(8,980)	5,978	9,215	(4,909)	16,254
Interest expense, net of non-cash portion	27,051	20,902	5,334	7,706	6,573	6,285
Current income tax (benefit) provision	(1,036)	2,959	133	105	(1,141)	3,254
Net (income) loss attributable to non-controlling interest in subsidiaries	(364)	(261)	17	(155)	(116)	(105)
Adjusted EBITDA	$157,928	$223,155	$262,943	$54,495	$47,269	$48,299

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and nonrecurring gains or losses or transaction costs for certain acquisitions and divestitures along with the related tax effects for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended						Year Ended
	December 31, 2016		September 30, 2016		December 31, 2015		December 31, 2016		December 31, 2015		December 31, 2014
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$104,154		$11,931		$(230,401)		$(97,421)		$(679,785)		$110,771
Total income tax provision (benefit)	105		(1,141)		1,677		(1,036)		(147,368)		64,375
Income (loss) attributable to Matador Resources Company shareholders before taxes	104,259		10,790		(228,724)		(98,457)		(827,153)		175,146
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—		—		219,292		158,633		801,166		—
Unrealized loss (gain) on derivatives	10,977		(3,203)		13,909		41,238		39,265		(58,302)
Net gain on asset sales and inventory impairment	(104,137)		(1,073)		(1,005)		(107,277)		(908)		—
Non-recurring transaction costs associated with the HEYCO merger	—		—		—		—		2,510		—
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	11,099		6,514		3,472		(5,863)		14,880		116,844
Income tax expense (benefit)	3,885	(1)	1,139	(2)	1,111	(3)	(3,088)	(2)	5,119	(3)	40,895	(3)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$7,214		$5,375		$2,361		$(2,775)		$9,761		$75,949

Basic weighted average shares outstanding, without participating securities	93,928		92,397		84,705		91,273		81,537		69,567
Dilutive effect of participating securities	1,043		987		849		—		769		662
Weighted average shares outstanding, including participating securities - basic	94,971		93,384		85,554		91,273		82,306		70,229
Dilutive effect of options, restricted stock units and preferred shares	691		340		461		—		544		677
Weighted average common shares outstanding - diluted	95,662		93,724		86,015		91,273		82,850		70,906
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.08		$0.06		$0.03		$(0.03)		$0.12		$1.08
Diluted	$0.08		$0.06		$0.03		$(0.03)		$0.12		$1.07

______________________

(1)	Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit.

(2)
Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit, including a 2016 income tax refund of approximately $1.1 million.

(3)	Estimated using actual tax rate for the period.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves.

(in millions)	At December 31, 2016	At December 31, 2015	At December 31, 2014
PV-10	$581.5	$541.6	$1,043.4
Discounted future income taxes	(6.5)	(12.4)	(130.1)
Standardized Measure	$575.0	$529.2	$913.3